Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES

INCREASED DIVIDEND, EXPANDS DEBT FACILITY, AND REPORTS

CONTINUED PCS SUBSCRIBER GROWTH

EDINBURG, VA, (October 22, 2008) – The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a cash dividend of $0.30 per share. The dividend is an increase of $0.03 per share or 11% over the 2007 dividend.  The dividend will be payable December 1, 2008, to shareholders of record on November 12, 2008. The total payout to shareholders will be approximately $7.1 million.

The Company recently closed on $52 million of additional debt financing in the form of a Delayed Draw Term Loan from CoBank.  The debt provides funding for the recently announced acquisition of cable customers and assets from Rapid Communications, LLC, improvements to the acquired network in order to offer a triple play service, and for the improvements in its PCS network.  President and CEO, Christopher E. French commented, “This credit facility supports our plans for continued growth through acquisitions like the cable business and expanded service offerings in PCS.  The financial strength of our company and its growth prospects allowed us to close on this financing, on favorable terms, despite the constraints of the current credit markets.”

The Company added 5,380 Sprint Nextel retail wireless customers in the third quarter bringing total customers to 205,777, a 9.9% year-to-date increase.  Churn for the third quarter and year-to-date was 1.85%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

About CoBank

CoBank provides financing to rural cooperatives and critical lifeline businesses – food, water, electricity and communications – across the United States. Part of the $208-billion U.S. Farm Credit System, the bank also finances agricultural exports. In addition to the national office in Denver, CoBank has offices across the United States and one international representative office in Singapore. For more information about CoBank, visit the bank’s web site at www.cobank.com.